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Exhibit 10.17

AMENDMENT TO LOAN AGREEMENT AND NOTE

        This amendment (the "Amendment"), dated as of the date specified below, is by and between the borrower (the "Borrower") and the bank (the "Bank") identified below.

RECITALS

        A.    The Borrower and the Bank have executed a Loan Agreement (the "Agreement") dated JANUARY 29, 2001 and the Borrower has executed a Note (the "Note"), dated JANUARY 29, 2001, either or both which may have been amended from time to time, and the Borrower (and if applicable, certain third parties) have executed the collateral documents which may or may not be identified in the Agreement and certain other related documents (collectively the "Loan Documents"), setting forth the terms and conditions upon which the Borrower may obtain loans from the Bank from time to time in the original amount of $5,000,000.00, as may be amended from time to time.

        B.    The Borrower has requested that the Bank permit certain modifications to the Agreement and Note as described below.

        C.    The Bank has agreed to such modifications, but only upon the terms and conditions outlined in this Amendment.

TERMS OF AGREEMENT

        In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Borrower and the Bank agree as follows:

        /x/    Extension of Maturity Dates.    If checked here, any references in the Agreement or Note to the maturity date or date of final payment are hereby deleted and replaced with "MARCH 31, 2002".

        / /    Change in Maximum Loan Amount.    If checked here, all references to "$N/A" in the Agreement and in the Note (whether or not numerically) as the maximum loan amount which may be borrowed from time to time are hereby deleted and replaced with "$N/A".

        / /    Change in Multiple Advance Termination Date.    If checked here, all references to "N/A" as the termination date for multiple advances are hereby deleted and replaced with "N/A".

  Change in Financial Covenant(s).

            (i)  / /    If checked here, all references to "$                        " in the Agreement as the minimum Net Working Capital amount are hereby deleted and replaced with "$                        " for the period beginning                          and thereafter.

          (ii)  / /    If checked here, all references to "$                        " in the Agreement as the minimum Tangible Net Worth amount are hereby deleted and replaced with "$                        " for the period beginning                          and thereafter.

          (iii)  / /    If checked here, all references to "                        " in the Agreement as the maximum Debt to Worth Ratio are hereby deleted and replaced with "                        " for the period beginning                          and thereafter.

          (iv)  / /    If checked here, all references to "                        " in the Agreement as the minimum Current Ratio are hereby deleted and replaced with "                        " for the period beginning                          and thereafter.

          (v)  / /    If checked here, all references to "$                        " in the Agreement as the maximum Capital Expenditures amount are hereby deleted and replaced with "$                        " for the period beginning                          and thereafter.

          (vi)  / /    If checked here, all references to "                        " in the Agreement as the minimum Cash Flow Coverage Ratio are hereby deleted and replaced with "                        " for the period beginning                          and thereafter.

        (vii)  / /    If checked here, all references to "$                        " in the Agreement as the maximum Officers, Directors, Partners, and Management Salaries and Other Compensation amount are hereby deleted and replaced with "$                        " for the period beginning                          and thereafter.

        / /    Change in Payment Schedule.    If checked here, effective upon the date of this Amendment, any payment terms are amended as follows:

        /x/    Change in Interest Rate.    If checked here, effective upon the date of this Amendment, interest payable under the Note is amended as follows:

The unpaid principal balance will bear interest at an annual rate described in the Interest Rate Rider attached to this Amendment.

        / /    Change in Late Payment Fee.    If checked here, subject to applicable law, if any payment is not made on or before its due date, the Bank may collect a delinquency charge of                         % of the unpaid amount. Collection of the late payment fee shall not be deemed to be a waiver of the Bank's right to declare a default hereunder.

        Effectiveness of Prior Documents.    Except as specifically amended hereby, the Agreement, the Note and the other Loan Documents shall remain in full force and effect in accordance with their respective terms. All warranties and representations contained in the Agreement and the other Loan Documents are hereby reconfirmed as of the date hereof. All collateral previously provided to secure the Agreement and/or Note continues as security, and all guaranties guaranteeing obligations under the Loan Documents remain in full force and effect. This is an amendment, not a novation.

        Preconditions to Effectiveness.    This Amendment shall only become effective upon execution by the Borrower and the Bank, and approval by any other third party required by the Bank.

        No Waiver of Defaults; Warranties.    This Amendment shall not be construed as or be deemed to be a waiver by the Bank of existing defaults by the Borrower, whether known or undiscovered. All agreements, representations and warranties made herein shall survive the execution of this Amendment.

        Counterparts.    This Amendment may be signed in any number of counterparts, each of which shall be considered an original, but when taken together shall constitute one document.

        Authorization.    The Borrower represents and warrants that the execution, delivery and performance of this Amendment and the documents referenced herein are within the authority of the Borrower and have been duly authorized by all necessary action.

        Attachments.    All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Amendment, are hereby expressly incorporated herein by reference.

Dated as of: JANUARY 25, 2002.

PHOENIX GOLD INTERNATIONAL, INC.
(Individual Borrower)		Borrower Name (Organization)
	(SEAL)	a	OREGON Corporation

Borrower Name	N/A	By:	/s/ JOSEPH K. O'BRIEN, CFO
		Name and Title:	AUTHORIZED OFFICER, TITLE
	(SEAL)	By:

Borrower Name	N/A	Name and Title:

Agreed to:
U.S. BANK N.A.
By:	/s/ DAVID WYNDE
Name and Title:	DAVID WYNDE VICE PRESIDENT

INTEREST RATE RIDER

        This Rider is made part of the Amendment to Loan Agreement and Note (the "Amendment") dated JANUARY 25, 2002 by the undersigned borrower (the "Borrower") in favor of U.S. BANK, N.A. (the "Bank") as of the date identified below. The following interest rate description is hereby added to the Amendment:

        Interest Rate Options.    Interest on each advance hereunder shall accrue at one of the following per annum rates selected by Borrower ("n/a" indicates rate option is not available, but Prime Rate Loan option must always be selected) (i) upon notice to the Bank, 0.000% plus the prime rate announced by the Bank from time to time, as and when such rate changes (a "Prime Rate Loan"); (ii) upon a minimum of two New York banking days prior notice, 1.750% plus the 1,2,3, month LIBOR rate quoted by the Bank from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two New York banking days prior to commencement of the LIBOR loan advance) (a "LIBOR Rate Loan"); or (iii) upon notice to the Bank, n/a% plus the rate, determined solely by the Bank, at which the Bank would be able to borrow funds of comparable amounts in the Money Markets for a 1, 3, month period, including FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency (a "Money Market Rate Loan"). The term "Money Markets" refers to one or more wholesale funding markets available to the Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds and others. If a LIBOR Rate Loan or Money Market Rate Loan is prepaid, whether by the Borrower, as a result of acceleration upon default or otherwise, the Borrower agrees to pay all of the Bank's costs, expenses and Interest Differential (as determined by the Bank) incurred as a result of such prepayment. The term "Interest Differential" shall mean that sum equal to the greater of 0 or the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR or Money Market Rate Loan) had prepayment not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan or Money Market Rate Loan shall be in an amount equal to the remaining entire principal balance of such loan. In the event the Borrower does not timely select another interest rate option at least two banking days before a LIBOR Rate Loan or Money Market Rate Loan expires, the Bank may at any time thereafter convert the LIBOR Rate Loan or Money Market Rate Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the expired LIBOR Rate Loan or Money Market Rate Loan shall continue to accrue interest at the same rate as the interest rate under such expired LIBOR Rate Loan or Money Market Rate Loan, as applicable. The Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR or Money Market rate option selected shall apply to a minimum principal amount of $100,000. For determining payment dates for LIBOR Rate Loans, the New York banking day shall be the standard convention. In the event after the date of initial funding any governmental authority subjects Bank to any new or additional charge, fee, withholding or tax of any kind with respect to any loans hereunder or changes the method of taxation of such loans or changes the reserve or deposit requirements applicable to such loans, the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for such costs or lost income resulting therefrom as reasonably determined by the Bank.

Dated as of: JANUARY 25, 2002

PHOENIX GOLD INTERNATIONAL, INC.
(Individual Borrower)		Borrower Name (Organization)
	(SEAL)	a	OREGON Corporation

Borrower Name	N/A	By	/s/ JOSEPH K. O'BRIEN, CFO
		Name and Title:	AUTHORIZED OFFICER, TITLE
	(SEAL)	By

Borrower Name	N/A	Name and Title

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AMENDMENT TO LOAN AGREEMENT AND NOTE
RECITALS
TERMS OF AGREEMENT
INTEREST RATE RIDER